EXHIBIT 10.1
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ADSERO - TURBON STRATEGIC SUPPLY AGREEMENT
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Adsero - Turbon Strategic Supply Agreement ("Agreement") effective June 22nd,
2005 ("Effective Date") between Turbon AG, Ruhrdeich 10, D-45525 Hattingen, Germany ("Turbon"), and Adsero Corporation, 2101 Nobel Street, Sainte Julie, Quebec, J3E 1Z8, Canada ("Adsero").

PREAMBLE

Adsero currently, through its wholly owned subsidiary Technolaser, sells app. 50,000 remanufactured laser toner cartridges ("Products") to its customer base. These Products are partially produced in Technolaser's manufacturing facilities in Montreal, Canada and partially procured from several external sources in North America and Asia.

Turbon is a manufacturer of imaging supplies with remanufacturing of laser cartridges being its core competence. Turbon operates manufacturing facilities in Asia, Europe and North America.

1.    COOPERATION

      1.1. Turbon will become the strategic supplier of Adsero for remanufactured laser toner cartridges and will supply Adsero with prices which will be a) lower than the prices quoted to any other third party customer of Turbon for the same product under the same conditions, and b) competitive in the market place.

      1.2. Adsero in exchange agrees to give Turbon preferred vendor status, which means that Adsero will give preference to ordering Products from Turbon over competitive Products from any other third party as long as product quality meets Adsero specifications. The mutual goal of the parties is to replace all current vendors of Adsero and transfer in-house production from Adsero to Turbon where it makes economic sense.

      1.3. The parties will also co-operate in other areas such being New Product Development, Quality Control Systems, Empty Cartridge Collections, Logistics etc.

2.    TERM AND TERMINATION

      2.1. This Agreement will continue for an initial term starting as of the Effective Date and ending on December 31st 2008, and will automatically renew and continue thereafter for an indefinite period of time until notice of termination is given by Adsero or Turbon at least one hundred eighty (180) days prior to such termination date, to the other party.

      2.2.  This Agreement may also be terminated by mutual written agreement.

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3.    PRICES AND PAYMENT

      3.1.  Prices for the Products are set forth on Exhibit A.

      3.2. Turbon will continue throughout the term of this Agreement to reduce costs for all Products. Adsero and Turbon will conduct semi annually pricing review meetings in which Turbon will discuss with Adsero cost reductions accomplished and possible price reductions based on such cost reductions.

      3.3.  Payment terms are 100 days f.o.b. shipping point



ADSERO                                  TURBON

By:    /s/ William Smith                By: /s/ Holger Brueckmann-Turbon
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Name:  William Smith                    Name: Holger Brueckmann-Turbon

Title: CFO                              Title: CEO

Date:  June 22, 2005                    Date: June 22, 2005


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